UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under § 240.14a-12

SPECTRUM PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TEAM,

Moments ago, we announced Assertio Holdings, Inc. intends to acquire Spectrum in an all-stock and CVR transaction. This marks a major milestone for Spectrum and will create an improved strategic profile for the combined company and deliver significant stockholder value. A copy of the press release we issued can be found on our website at www.sppirx.com.

At Spectrum, our mission has always been to make a difference in the lives of cancer patients. Thanks to your tremendous efforts, we made significant progress in our commitment when we received FDA approval for ROLVEDONTM in September 2022. We delivered strong sales of $10.1 million in the fourth quarter of 2022, and that momentum has continued throughout Q1 of 2023.

Bringing Two Complementary Companies Together

Assertio is a leading commercial pharmaceutical company with three core commercial products with a concentration of revenue and growth in their Indocin franchise. The Company has grown through business development including licensing, mergers, and acquisitions and is interested in products across all therapeutic areas. Assertio was attracted by the commercial success of ROLVEDON and the team that we have at Spectrum. Assertio intends to retain the majority of the Spectrum commercial team and infrastructure as part of the combination of the two companies. I encourage you to visit www.assertiotx.com to learn more.

A great deal of thought and consideration went into this decision. As discussions with Assertio and our various advisors evolved, it became clear that Spectrum is an ideal partner for Assertio. We are united with a shared focus on patients and a strategy to diversify and expand a strong product portfolio. Additionally, the opportunity to capitalize on our combined commercial capabilities with the two complementary platforms will maximize the potential of ROLVEDON. Finally, the combined company will have increased financial resources and improved access to capital markets for future M&A activities.

Following the closing of the transaction, the combined company will be led by Assertio’s President and Chief Executive Officer, Dan Peisert. I will remain in a consulting capacity for Dan and the Assertio team following the transaction. Additionally, one of our BOD members will remain on the BOD of the combined company. This decision will be finalized prior to closing.

Next Steps

While this announcement is an important moment for Spectrum, please keep in mind that today is only the first step to bringing our two companies together. Until the transaction is completed, which we expect to happen in the third quarter of 2023, Assertio and Spectrum will continue to operate as independent companies. That means we must stay focused on our day-to-day responsibilities.

We expect this announcement to generate considerable interest from people outside of our company. Should you receive inquiries from the media, investors, analysts, or other external parties, please direct them to Nora Brennan, Chief Financial Officer.

In addition, in order to avoid confusion and miscommunication, unless you have been specifically authorized to speak with an Assertio employee as part of integration planning, you should not reach out to anyone at Assertio at this time. As the integration planning evolves, we look forward to bringing everyone together as we continue to build upon a rapidly growing specialty pharmaceutical company.

Today is a transformative day for our company. But today also signifies change, and that can be challenging for us in different ways.

The entire executive leadership team is committed to supporting you and will be transparent about the journey ahead.

On behalf of our board of directors and executive leadership team, thank you for your continued dedication to Spectrum, each other and to the patients and physicians that we will continue to serve.

Sincerely,

Tom Riga

President and Chief Executive Officer

Certain Important Information

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Important Additional Information Will be Filed with the SEC

Assertio Holdings, Inc. (“Assertio”) will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4, which will include a joint proxy statement and prospectus of both Assertio and the Spectrum Pharmaceuticals, Inc. (the “Company” or “Spectrum”) (the “joint proxy statement/prospectus”). INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, IN THEIR ENTIRETY CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ASSERTIO, THE COMPANY, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by Assertio and Spectrum through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by Assertio and Spectrum by contacting Investor Relations at Assertio Holdings, Inc., 100 South Sanders Rd., Suite 300, Lake Forest, IL 60045 (for documents filed by ASRT) or Investor Relations at Spectrum Pharmaceuticals, Inc. by email at ir@sppirx.com or by phone at (949)788-6700 (for documents filed by SPPI).

Participants in the Solicitation

Assertio and Spectrum and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from their respective stockholders in respect of the proposed transactions contemplated by the joint proxy statement/prospectus. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of Assertio and Spectrum in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. Add reference to Spectrum from the PR Information regarding Assertio’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2022 and its Proxy Statement on Schedule 14A, dated April 3, 2023, which are filed with the SEC.